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                                                                 Exhibit (13)(i)

                               PURCHASE AGREEMENT
                               ------------------



     The PNC(R) Fund (the "Fund"), a Massachusetts business trust, and Provident Distributors, Inc. ("PDI"), a Delaware corporation, hereby agree as follows:

     1. The Fund hereby offers PDI and PDI hereby purchases (a) one share of each series of Shares of the Fund's New Jersey Tax-Free Income Portfolio, Core Bond Portfolio, Multi-Sector Mortgage Portfolio III and International Bond Portfolio, (b) one Series C Investor Share of each of the Fund's other twenty-five portfolios, (c) one Institutional Share and one Service Share of the Fund's Government Income Portfolio, and (d) one Series B Investor Share of each of the Government Money Market, Municipal Money Market, New Jersey Municipal Money Market, North Carolina Municipal Money Market, Ohio Municipal Money Market, Pennsylvania Municipal Money Market and Virginia Municipal Money Market Portfolios for $10 per non-money market portfolio Share and $1 per money market portfolio Share. The Fund hereby acknowledges receipt from PDI of funds in full payment for the foregoing Shares.


     2. PDI represents and warrants to the Fund that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.


     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of January 10, 1996.


                                        THE PNC(R) FUND


                                        By: /s/ Edward J. Roach
                                           ______________________
                                           its: Vice President and Treasurer


                                        PROVIDENT DISTRIBUTORS, INC.



                                        By: /s/ Robert H. Clement
                                           __________________________
                                           its: Chief Operating Officer